Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Nano-X Imaging Ltd. of our report dated February 18, 2020, except with respect to the matters which have removed the substantial doubt about the Company’s ability to continue as a going concern discussed in Note 1d and Note 12(d),(e), (f),(g) as to which the date is July 30, 2020 relating to the financial statements, which appears in Nano-X Imaging Ltd's Registration Statement on Form F-1.

Tel-Aviv, Israel	/s/ Kesselman & Kesselman
August 24, 2020	Certified Public Accountants (Isr.)
A member firm of PricewaterhouseCoopers International Limited